Exhibit G


                           FORM OF FEDERAL REGISTER NOTICE


               The  Southern Company  ("Southern"),  a  registered  holding company  whose  address is  64  Perimeter  Center East,  Atlanta,

          Georgia   30346,  and  its  wholly-owned  subsidiaries,  Southern

          Electric  International,  Inc. ("Southern  Electric")  and Mobile

          Energy   Services  Holdings,   Inc.  ("MESH"),   have  filed   an

          application or  declaration pursuant  to Sections 6(a),  7, 9(a),

          10, 12(b) and (f), 32 and 33 of the Act and Rules 43, 45, 53, and

          54 thereunder.

               Southern  has  heretofore   acquired  interests  in  various

          foreign and domestic  "exempt wholesale generators"  and "foreign utility  companies" (collectively,  "Exempt Projects"),  and owns indirectly through  MESH and Southern Electric 100% of the equity interests in  Mobile Energy Services Company,  L.L.C., which owns and  operates a non-exempt cogeneration project in Alabama.  (See

          HCAR Nos. 26185 and 26330,  dated December 13, 1994 and  July 13,

          1995, respectively).

               Southern has initiated steps to combine the ownership of all of  its Exempt Projects under a  single subsidiary, SEI Holdings,

          Inc. ("Holdings"), which is a "Project Parent" within the meaning

          of  HCAR  No. 26338,  dated  July  25,  1995.   Southern  is  now

          requesting authority for  several additional transactions in  the final  restructuring of  its  project portfolio  and for  certain

          related future  transactions.   Southern states that  one of  the

          primary  purposes  for   the  reorganization  is   to  facilitate
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          Holdings' access to external sources of debt and equity  capital,

          the issuance of which  would be supported by  the cash flows  and

          income  of   all  of   Southern's  current  and   future  project

          investments.

               Specifically, in order to direct a portion of the income and cash  flows from  MESH  (which  is  not  an  Exempt  Project)  to

          Holdings,  Southern   proposes  to   amend  MESH's  articles   of

          incorporation  to create  a class  of non-voting  preferred stock that would be issued  to Southern and transferred by  Southern to

          Holdings  or a subsidiary of Holdings.  Southern will continue to

          hold  the common  stock of  MESH.   Second, Southern  proposes to

          transfer  the  common stock  of  Southern  Electric to  Holdings.

          Southern   Electric,  which   is  Southern's   independent  power

          development, marketing and service  subsidiary, will continue  to engage in those activities  authorized by the Commission in  HCAR

          No. 26212, dated December 30, 1994.  Third, Southern and Holdings request authority to invest up to $300 million from  time to time through  December  31, 2001,  in the  securities  of one  or more companies that will derive substantially all of their income from the ownership or operation  of "qualifying facilities" within the meaning of  the Public Utility  Regulatory Policies Act  of 1978,

          the production and distribution  of thermal energy products, such as steam, and the  business of brokering and marketing  of energy

          commodities,  including   electricity,  natural  gas   and  fuels

          (collectively, "Energy-Related Companies").

               Southern  and  Holdings  have  also  restated  the authority

          Southern  currently has  under File  No. 70-8421  to acquire  the
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          securities   of   intermediate   subsidiaries  (called   "Project

          Parents") organized to acquire and  hold the securities of Exempt

          Projects.  Southern is now requesting the flexibility to use such subsidiaries  (called "Intermediate Subsidiaries") to acquire and hold  interests in  Energy-Related Companies,  as well  as Exempt

          Projects, and  to acquire  other special purpose  subsidiaries to engage  in  any  of  the  activities that  Southern  Electric  is currently authorized  to engage  in.  Finally,  Southern requests authority to provide financial  guaranties in an aggregate amount at any time  outstanding not to exceed $1.2 billion in respect of the securities of  Holdings or any direct  or indirect subsidiary of Holdings, subject, however, to the limitations of Rule 53 with respect to  financial guaranties incurred in  connection with any direct or indirect investment in an Exempt Project.

               Southern proposes to relinquish  its authority under certain other currently  effective Commission  orders upon  the effective date  of the  order  in this  proceeding  in order  to  eliminate overlapping authorizations.
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